Exhibit (d)(2)(LL)

Execution Copy

AMERICAN BEACON FUNDS
LEAD INVESTMENT ADVISORY AGREEMENT

This Lead Investment Advisory Agreement (“Agreement”) is made as of September ___, 2015, between American Beacon Advisors, Inc., a Delaware Corporation (“Manager”), and Grosvenor Capital Management, L.P. (“Lead Adviser”).

WHEREAS, American Beacon Funds, a Massachusetts Business Trust (“Trust”), is registered under the Investment Company Act of 1940, as amended (“Investment Company Act”), as an open-end management investment company consisting of several series of shares, each having its own assets and investment objective(s), policies and restrictions; and

WHEREAS, the Trust has retained the Manager to provide the Trust with business and general asset management services, including investment of the assets of the Trust’s series of shares listed on Schedule A hereto (“Funds”) subject to the oversight of the Trust’s Board of Trustees (“Board”); and

WHEREAS, the Trust’s agreement with the Manager permits the Manager to delegate to other parties certain of its responsibilities thereunder; and

WHEREAS, the Lead Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, the Manager wishes to retain the Lead Adviser to provide services to the Funds pursuant to the terms and provisions of this Agreement, and the Lead Adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.            Appointment. The Manager hereby appoints the Lead Adviser to serve as the lead investment subadviser for each Fund for the period and on the terms set forth in this Agreement. The Lead Adviser accepts such appointment and agrees to render the services herein set forth for compensation as set forth on Schedule A. In the performance of its duties, the Lead Adviser will act in the best interests of each Fund and will perform its duties hereunder for each Fund in conformity with (a) all applicable securities laws, including but not limited to, the Investment Company Act, the Advisers Act, and the Commodity Exchange Act, as amended (“CEA”), the Securities Act of 1933, as amended (“Securities Act”), and the Securities Exchange Act of 1934, as amended, and the rules and regulations under each such act, (b) the terms of this Agreement, (c) the investment objectives, policies and restrictions of each applicable Fund as stated in the Trust’s currently effective registration statement, as amended from time to time and made available to the Lead Adviser by the Manager, under the Securities Act and the Investment Company Act, (d) the Trust’s Declaration of Trust and Bylaws as made available to the Lead Adviser by the Manager, (e) such other guidelines as the Board reasonably may establish or approve and as provided or made available in advance to the Lead Adviser by the Manager, and (f) such other investment guidelines or restrictions established from time to time by the Manager or the Trust, which shall be communicated in writing by the Manager to Lead Adviser in advance.

The Lead Adviser will be an independent contractor and will have no authority to act for or represent a Fund in any way or otherwise be deemed to be an agent of the Manager or a Fund unless expressly authorized in this Agreement or in another appropriate written format.

2.            Duties of the Lead Adviser.

The following duties are delegated to the Lead Adviser, subject to review, oversight and/or approval by the Manager and the Trust’s Board of Trustees, as appropriate:

(a)          Investment Program. Subject to oversight by the Board and in consultation with the Manager, the Lead Adviser will provide a continuous investment program for each Fund which shall include: (i) conducting due diligence on and recommending the selection and termination of investment managers to manage all or a portion of Fund assets (“Underlying Advisers”), subject to the Manager’s authority to decline to retain any Underlying Adviser recommended by the Lead Adviser, (ii) structuring investment mandates to be pursued (including establishing guidelines) by each Underlying Adviser subject to the then existing guidelines of the Fund, (iii) determining, subject to the Manager’s authority to alter any allocation or reallocation decisions of the Lead Adviser, the portion of the Fund’s assets to allocate to each Underlying Adviser, (iv) analyzing, proposing and implementing changes to the allocation of assets between Underlying Advisers, (v) monitoring the performance of each Underlying Adviser, and (vi) for the portion of the Fund’s assets not allocated to an Underlying Adviser, directing the investment of such assets in index futures (long or short) and/or cash management instruments.

Except as set forth in this Agreement, the Lead Adviser shall not be responsible for aspects of the Funds’ investment program other than providing services in accordance with the terms and conditions of this Agreement.

(b)          Securities Selection. Subject to oversight by the Board and in consultation with the Manager, and further subject to any delegation of authority made pursuant to Paragraph 2(e) below, the Lead Adviser shall determine what securities, commodity interests and other investments will be purchased, retained, sold or loaned by each Fund and what portion of such assets will be invested or held uninvested as cash. The Lead Adviser will exercise full discretion and act for each Fund in the same manner and with the same force and effect as such Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. The Lead Adviser will be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of each Fund in conformity with the requirements of the Investment Company Act, other applicable laws and regulations, and any policies that are approved by the Board.

(c)          Execution of Transactions and Selection of Broker Dealers. The Lead Adviser shall be responsible for effecting transactions for each Fund and selecting brokers, dealers or futures commission merchants to execute such transactions for each Fund. In the selection of brokers or dealers (which may include brokers or dealers affiliated with the Lead Adviser) and the placement of orders for the purchase and sale of portfolio investments for each Fund, the Lead Adviser shall use its best efforts to obtain for each Fund the best execution as described in the Fund’s current registration statement as amended from time to time. In selecting brokers or dealers, the Lead Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Lead Adviser receives in connection with activities for the Funds may also be used for the benefit of other clients and customers of the Lead Adviser or any of its affiliates. The Lead Adviser will promptly communicate to the Manager and to the officers and the Board such information relating to portfolio transactions as they may reasonably request. The Lead Adviser shall not, without the prior approval of the Manager, effect any transactions which would cause a Fund to be out of compliance with any restrictions or policies of the Fund established by the Manager or set forth in the Fund’s registration statement. The Manager hereby agrees that any entity or person associated with the Lead Adviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of a Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Manager hereby consents to the retention of compensation for such transactions.

(d)          Reports to the Board. Upon request, the Lead Adviser shall provide to the Manager and the Board such analyses and reports as may be required by law or otherwise reasonably required to fulfill its responsibilities under this Agreement.

(e)          Delegation to Underlying Advisers. The Lead Adviser may evaluate, select and recommend one or more Underlying Subadvisers to perform the duties set forth in Paragraphs 2(b) and (c) above, subject to approval by the Manager, the Board and, to the extent required by the Investment Company Act, the shareholders of the applicable Fund. Each Underlying Adviser shall perform the duties set forth in an Investment Advisory Agreement by and among the Underlying Adviser, the Manager and the Lead Adviser in substantially the form attached hereto as Exhibit B, as such form may be amended or modified by the Manager in consultation with Lead Adviser and subject to approval by the Board and, to the extent required by the Investment Company Act, the shareholders of the applicable Fund. The retention of one or more Underlying Advisers pursuant to this Paragraph 2(e) shall in no way reduce the obligations of the Lead Adviser under this Agreement. However, the Lead Adviser shall not be responsible for the willful misfeasance or gross negligence of an Underlying Subadviser. In connection with the delegation of responsibilities to a Subadviser, and subject to monitoring and evaluation by the Manager of the performance by the Lead Adviser of its duties hereunder, the Lead Adviser shall:

(i)           Subject to the Manager’s authority to determine otherwise, allocate and, when appropriate, reallocate the Fund’s assets among the Underlying Advisers, provided, however, that the Lead Adviser shall not: (a) transfer specific securities between or among portions of the Funds’ assets allocated to the Underlying Advisers; (b) execute trades in individual securities in a portion of the Funds’ assets allocated to any Underlying Adviser; (c) pre-approve trading decisions with respect to a portion of the Funds’ assets allocated to any Underlying Adviser; or (d) except to the extent reasonably necessary to prevent a violation of law or a Fund’s investment policies, communicate information regarding the trading decisions or portfolio positions of one Underlying Adviser that may affect the trading or investment decisions of another Underlying Adviser;

(ii)          Monitor and evaluate the performance of functions by each Underlying Adviser and furnish the Manager and the Board with periodic reports concerning the performance of responsibilities by the Lead Adviser and the Underlying Advisers;

(iii)          If appropriate, recommend one or more alternative Underlying Advisers or the addition or removal of one or more Underlying Advisers, subject to approval by the Manager and the Board and the necessary approvals under the Investment Company Act;

(iv)          Implement procedures reasonably designed to ensure that the Lead Adviser and all Underlying Advisers comply with the investment objectives, policies and restrictions of each applicable Fund as stated in the Trust’s currently effective registration statement, as amended from time to time; and

(v)          Be solely responsible for the compensation of each Underlying Adviser.

(f)          CPO Registration. The Lead Adviser is registered with the CFTC as a commodity pool operator (“CPO”) and is a member of the National Futures Association (“NFA”). The Lead Adviser shall maintain any necessary registrations, licenses, or exemptions in good standing at all times during the term of this Agreement to the extent required for the Lead Adviser to perform its duties hereunder. The Lead Adviser acknowledges that the Manager intends to rely on an exclusion from registration as a CPO with respect to the Funds pursuant to Regulation 4.5 adopted by the CFTC under the CEA (the “Regulation 4.5 Exclusion”) and agrees to notify the Manager of any intent to engage in activities on behalf of the Funds that would prevent the Manager from relying on the Regulation 4.5 Exclusion in advance of actually engaging in such activities.

3.          Compliance and Other Matters. The Lead Adviser, at its expense, shall provide the Manager with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time. The Lead Adviser also shall:

(a)          continue to be a duly formed legal entity, validly existing under the laws of its jurisdiction of formation, fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;

(b)          be registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”) under the Advisers Act, and be registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have an adverse effect on the Lead Adviser, the Manager, or the Trust. The Lead Adviser shall maintain such registration or license in effect and in good standing at all times during the term of this Agreement;

(c)          at all times provide its best professional judgment and effort to the Manager and the Trust in carrying out its obligations hereunder;

(d)          use the same care and skill in providing such services as it uses in providing services to other non-ERISA accounts for which it has investment management responsibilities;

(e)          (i) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Funds, the Trust and the Manager; (ii) keep all such persons fully informed as to such matters as they may reasonably request and deem necessary to the performance of their obligations to the Funds, the Trust and the Manager; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information;

(f)           maintain a written Code of Ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and provide the Manager with a current copy of the Code of Ethics. The Lead Adviser shall periodically certify to the Manager that the Lead Adviser has complied with the requirements of Rule 17j-1 and that there have been no violations of the Code of Ethics or, if a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Manager, the Lead Adviser shall permit representatives of the Manager to examine the reports (or summaries of the reports) required to be made under the Code of Ethics and other records evidencing enforcement of the Code of Ethics;

(g)          assist the Trust and the Trust’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the Investment Company Act. Specifically, the Lead Adviser represents that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Lead Adviser’s compliance program, which access shall include on-site visits with the Lead Adviser as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Lead Adviser agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Lead Adviser’s compliance program;

(h)          comply with the Trust’s policy on selective disclosure of portfolio holdings of the Funds as described in the Trust’s current registration statement, and upon request from the Manager, provide a certification to the Manager with respect to compliance with the Fund’s selective disclosure policy;

(i)           with the exception of the Fund’s track record, treat confidentially and as proprietary all non-public records and other information relating to the Funds, and not use records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Manager or when so requested by the Manager or required by law or regulation;

(j)            promptly notify the Manager of any impending change of a portfolio manager, portfolio management strategy or any other material matter that may require disclosure to the Board and/or shareholders of the Funds;

(k)           provide the Manager with a current and complete copy of the Lead Adviser’s Form ADV, and any supplements or amendments thereto;

(l)           provide the Manager with a current list of persons the Lead Adviser wishes to have authorized to give instructions to the Trust’s custodian regarding assets of the Funds;

(m)          provide reasonable assistance to the Manager, the Trust or its agent in processing class action paperwork, for any security held within the Funds;

(n)           ensure that neither the Lead Adviser nor any “affiliated person,” as defined in Section 2(a)(3) of the Investment Company Act, of the Lead Adviser is or has been permanently or temporarily enjoined by reason of any misconduct, by order, judgment, or decree of any court of competent jurisdiction or regulatory authority, from acting as an investment adviser or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security, as set forth in Section 9 of the Investment Company Act;

(o)          regularly report to the Manager on the investment program for the Funds and the issuers and securities represented in the Funds, and furnish the Manager, with respect to the Funds, such periodic and special reports as the Manager may reasonably request, including, but not limited to, reports concerning transactions and performance of each Fund, reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the Investment Company Act, Section 28(e) of the Exchange Act, compliance with investment guidelines and restrictions, trade errors, liquidity determinations, and compliance with the Lead Adviser’s Code of Ethics, and such other procedures or requirements that the Manager may reasonably request from time to time;

(p)          promptly review the Trust’s prospectus and statement of additional information applicable to the Funds, and any amendments or supplements thereto, provided to the Lead Adviser by the Manager which relate to the Lead Adviser or the Funds and confirm that, with respect to the disclosure respecting or relating to the Lead Adviser or the Funds, including any performance information the Lead Adviser provides that is included in or serves as the basis for information included in the prospectus or statement of additional information, to the Lead Adviser’s knowledge such prospectus or statement of additional information contains no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Lead Adviser further agrees to notify the Manager immediately of any material fact known to the Lead Adviser respecting or relating to the Lead Adviser that is not contained in the prospectus or statement of additional information for the Trust, or any amendment or supplement thereto, or of any statement respecting or relating to the Lead Adviser contained therein that becomes untrue in any material respect. With respect to the disclosure respecting each Fund, the Lead Adviser represents and agrees that the description in the Trust’s prospectus and statement of additional information regarding investment objectives and strategies is consistent with the manner in which the Lead Adviser and any Underlying Adviser intends to manage the Funds, and the description of risks is consistent with risks known to the Lead Adviser that arise in connection with the manner in which the Lead Adviser and any Underlying Adviser intends to manage the Funds. The Lead Adviser further agrees to notify the Manager immediately in the event that the Lead Adviser becomes aware that the prospectus or statement of additional information for a Fund is inconsistent in any material respect with the manner in which the Lead Adviser or any Underlying Adviser is managing the Fund, and in the event that the principal risks description is inconsistent in any material respect with the risks known to the Lead Adviser that arise in connection with the manner in which the Lead Adviser or any Underlying Adviser is managing the Fund. In addition, the Lead Adviser agrees to comply with the Manager’s reasonable request for information regarding the personnel of the Lead Adviser who are responsible for allocation and reallocation of a Fund’s assets among the Underlying Advisers as may be required to be disclosed in the prospectus or statement of additional information;

(q)          upon request, provide certifications to the principal executive and financial officers of the Trust (the “certifying officers”) that support the certifications required to be made by the certifying officers in connection with the preparation and/or filing of the Trust’s Form N-CSRs, N-Qs, shareholder reports, financial statements, and other disclosure documents or regulatory filings, in such form and content as the Trust shall reasonably request or in accordance with procedures adopted by the Trust in accordance with applicable law or regulation; and

(r)           provide the Manager with such other compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be reasonably necessary.

4.          Valuation. In accordance with procedures and methods established by the Board, which may be amended from time to time, the Lead Adviser will provide assistance to the Manager in determining the fair value of all securities and other investments owned by the Funds and use reasonable efforts to arrange for the provision of valuation information or prices from parties independent of the Lead Adviser, including the Underlying Advisers, with respect to the securities or other investments owned by the Funds for which market prices are not readily available.

5.          Compensation of the Lead Adviser. For the services to be rendered by the Lead Adviser as provided in Sections 1, 2, 3 and 4 of this Agreement, the Manager shall pay to the Lead Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement. Such compensation shall be accrued daily and paid to the Lead Adviser monthly in arrears within fifteen (15) business days of the end of the month, and the Manager shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule A to the average daily net assets of the specified Funds during the relevant month. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule A, there shall be included such other assets as are specified in said Schedule A. The Manager is solely responsible for the payment of fees to the Lead Adviser. If the Agreement is terminated prior to the end of any month, the accrued compensation shall be paid through the date of termination.

The Lead Adviser agrees that the Compensation of the Lead Adviser will be the lowest fee schedule in basis points, inclusive of fees paid to Underlying Advisers, offered by the Lead Adviser to any Similar Fund (as defined below). A “Similar Fund” shall include any open-end investment company registered under the Investment Company Act of the same or smaller size than the Funds that (i) has investment objectives and strategies that are substantially similar to those of the Funds; (ii) would reasonably be expected to be placed in the same Morningstar investment strategy (i.e., Long/Short Equity) as the Funds; and (iii) employs (i) two or more Underlying Advisers employed by the Funds if five or fewer Underlying Advisers manage assets of the Funds or (ii) three or more Underlying Advisers employed by the Funds if six or more Underlying Advisors manage assets of the Funds. A “Similar Fund” shall not include: (i) customized institutional accounts managed by the Lead Adviser; (ii) closed-end investment companies; or (iii) investment companies that are used exclusively in variable insurance products.

The Lead Adviser shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Lead Adviser’s services under this Agreement, including but not limited to personnel, salaries, benefits, overhead, travel, preparation of reports office space, furnishings and equipment. Upon request by the Manager, the Lead Adviser agrees to reimburse the Manager for reasonable costs associated with certain supplements to the Fund’s disclosure documents (“Supplements”). Such Supplements are those generated due to changes with respect to the Lead Adviser requiring prompt disclosure in the Trust’s prospectus, statement of additional information, and/or information statement and for which, at the time of notification by the Lead Adviser to the Manager of such changes, the Trust is not already generating a supplement for other purposes or for which the Manager may not be able to reasonably add such changes to a pending supplement. Such changes with respect to the Lead Adviser include, but are not limited to, changes to its structure, to key investment personnel, to investment style or management. Such changes with respect to the Lead Adviser do not include changes associated with its recommendations concerning Underlying Advisers pursuant to Paragraph 2(d). The Lead Adviser shall reimburse the Manager or the Trust, as applicable, for all of the reasonable costs associated with generating such Supplements, and/or any required Board meeting other than a regularly scheduled Board meeting and/or reasonable proxy expenses related to approving a change in control of the Lead Adviser. Reimbursable costs may include, but are not limited to, reasonable costs of preparation, filing, printing, postage, and/or distribution of such Supplements to all existing Fund shareholders. Such reimbursement shall only be required when the costs incurred in preparing the Supplement relate to changes requiring prompt disclosure that arise directly and exclusively from actions taken by the Lead Adviser independently of any request, direction or instruction by the Manager or the Board or any change in applicable law or regulation.

6.          Other Services. At the request of the Manager, the Lead Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Lead Adviser and billed to the Manager at a price to be agreed upon by the Lead Adviser and the Manager.

7.          Reports. The Manager (on behalf of the Trust) and the Lead Adviser (but only to the extent such information is applicable to Lead Adviser) agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports to shareholders, financial statements (only in a mutually agreeable manner), and such other information with regard to their affairs as each may reasonably request. The receiving party acknowledges that these reports may include confidential information and agrees not to share such information with a third-party without the consent of the party providing the report unless otherwise required by law, rule or regulation. Notwithstanding the above, financial statements will, under normal conditions, be furnished only during the contract renewal process and as otherwise reasonably requested by the Board or as agreed to from time to time.

8.          Status of Lead Adviser. Except as otherwise agreed to by the parties, the services of the Lead Adviser to the Funds are not to be deemed exclusive, and the Lead Adviser and its directors, officers, employees and affiliates shall be free to render similar services to others so long as the Lead Adviser duly performs all obligations to the Funds under this Agreement without impairment.

9.          Certain Records. The Lead Adviser will maintain all accounts, books and records pertaining to its advisory services hereunder as are required pursuant to the Investment Company Act, the Advisers Act, the CEA and the rules and regulations under each such Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company that are prepared or maintained by the Lead Adviser on behalf of the Manager or the Trust are the property of the Manager or the Trust and will be surrendered promptly to the Manager on request, provided that the Lead Adviser shall be entitled to retain a copy of such records if it is legally required to do so.

10.        Liability of the Lead Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder on the part of the Lead Adviser, the Lead Adviser shall have no liability to the Trust, the Funds or to any shareholder of the Funds or any third party for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any investment by a Fund.

11.        Indemnification

A.	The Lead Adviser shall indemnify and hold harmless the Trust, the Manager, any affiliated person of the Manager within the meaning of Section 2(a)(3) of the Investment Company Act, and each person, if any, who, within the meaning of Section 15 of the Securities Act, controls the Manager or Trust, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) (collectively, “Claims”), to which the Manager or Trust or such affiliated person or controlling person may become subject under the securities laws, any other federal or state law, at common law or otherwise, arising out of the Lead Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement provided, however, that the Lead Adviser’s obligation under this Section 11A shall be reduced to the extent that such Claim is caused by or is otherwise directly related to (i) any material breach by the Manager of its representations or warranties made herein, (ii) any willful misfeasance, bad faith, gross negligence or reckless disregard of the Manager, its affiliated person or controlling person in the performance of any of its or their duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the registration statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact known to the Manager that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Lead Adviser. The indemnification in this Section 11A shall survive the termination of this Agreement.

B.	The Manager shall indemnify and hold harmless the Lead Adviser, any affiliated person of the Lead Adviser within the meaning of Section 2(a)(3) of the Investment Company Act, and each person, if any, who, within the meaning of Section 15 of the Securities Act, controls the Lead Adviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) (collectively, “Claims”), to which the Lead Adviser or such affiliated person or controlling person may become subject under the securities laws, any other federal or state law, at common law or otherwise, arising out of the Manager’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement provided, however, that the Manager’s obligation under this Section 11B shall be reduced to the extent that such Claim is caused by or is otherwise directly related to (i) any material breach by the Lead Adviser of its representations or warranties made herein, (ii) any willful misfeasance, bad faith, gross negligence or reckless disregard of the Lead Adviser, its affiliated person or controlling person in the performance of any of its or their duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the registration statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact known to the Lead Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Lead Adviser by the Manager. The indemnification in this Section 11B shall survive the termination of this Agreement.

C.	A party seeking indemnification hereunder (the “Indemnified Party”) will (i) provide prompt notice to the other of any Claim for which it intends to seek indemnification, (ii) grant control of the defense and/or settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The Indemnified Party will have the right at its own expense to participate in the defense of any Claim, but will not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification will not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

D.	No party will be liable to another party for consequential damages under any provision of this Agreement.

12.        Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Lead Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Lead Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Lead Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed in the Trust’s registration statement as required by law.

13.        Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its execution as to each Fund and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Fund; provided, however, that if the shareholders of any Fund fail to approve the Agreement as provided herein, the Lead Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act and rules thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act and the rules and regulations thereunder. This Agreement may be terminated as to any Fund at any time, without the payment of any penalty, by the Manager upon not less than 30 days nor more than (60) sixty days prior notice to the Lead Adviser, by vote of the Board of the Trust or by vote of a majority of the outstanding voting securities of a Fund upon not less than 30 days nor more than (60) sixty days written notice to the Lead Adviser, or by the Lead Adviser at any time without the payment of any penalty, on sixty (60) days written notice to the Manager. This Agreement will automatically and immediately terminate in the event of its assignment.

A notice period provided in this Section may be waived by the party required to be notified, in their absolute discretion.

As used in this Section 13, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the Investment Company Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC under said Act.

14.        Severability. If any provision of this Agreement shall be held or made invalid or unenforceable by a court of competent jurisdiction, statute, rule or otherwise, such provision will be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable. If it cannot be so modified, rewritten or interpreted to be valid and enforceable in any respect, it will not be given effect, and the remainder of the Agreement will be enforced as if such provision had never been included.

15.        Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement as to a given Fund shall be effective until approved by the Board and such Fund’s shareholders to the extent required by the Investment Company Act.

16.        Miscellaneous

(a)	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws principles thereof, and in accordance with the Investment Company Act. To the extent that the applicable laws of the State of Texas conflict with the applicable provisions of the Investment Company Act, the latter shall control.

(b)	Use of Name. Lead Adviser authorizes the Manager’s use of the Lead Adviser’s service marks and/or trademarks in connection with the marketing of the Fund(s), including but not limited to, the Fund(s)’ registration statements and fact sheets. In addition, the Manager acknowledges and agrees that it has no rights in or to the Lead Adviser’s name beyond the limited use rights granted herein.

(c)	Counterparts. This Agreement may be executed in several counterparts (including executed counterparts delivered and exchanged by facsimile or electronic transmission), each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same Agreement. For all purposes, signatures delivered and exchanged by facsimile or electronic transmission shall be binding and effective to the same extent as original signatures.

(d)	No Implied Waiver. Either party’s failure to insist in any one or more instances upon strict performance by the other party of the terms of this Agreement shall not be construed as a waiver of any continuing or subsequent failure to perform or delay in performance of any term hereof.

(e)	Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

(f)	Notices. Any notices required to be given hereunder may be delivered by hand, facsimile, deposited with a nationally recognized overnight carrier, or mailed by certified mail, return receipt requested, postage prepaid, in each case, to the address of the other party listed below (or such other address as may be furnished by a party in accordance with this paragraph). All such notices or communications shall be deemed to have been given and received (a) in the case of personal delivery or email, on the date of such delivery, (b) in the case of delivery by a nationally recognized overnight carrier, the earlier of (i) the date of receipt or (ii) the third business day following dispatch and (c) in the case of mailing, on the seventh business day following such mailing. All such notices shall be delivered to:

A.	If to the Manager:

American Beacon Advisors, Inc.

220 East Las Colinas Blvd.

Suite 1200

Irving, TX 75039

Attention: Chief Investment Officer

Facsimile: (817) 391-6131

with a copy to General Counsel at the same address.

B.	If to the Lead Adviser

Grosvenor Capital Management, L.P.

900 North Michigan Ave.

Chicago, IL 60611

Attention; General Counsel with a copy to Client Services at the same address

Email: legal@gcmlp.com; client.services@gcmlp.com

16.        Trust and Shareholder Liability.  The Lead Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Fund, the obligations hereunder shall be limited to the respective assets of that Fund.  The Lead Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Board or any individual Trustee of the Trust.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

AMERICAN BEACON ADVISORS, INC.

By:
Jeffrey K. Ringdahl
Chief Operating Officer

GROSVENOR CAPITAL MANAGEMENT, L.P.

By:
Paul Meister
Vice Chairman

SCHEDULE A

TO

LEAD INVESTMEnT ADVISORY Agreement

I.            Funds

American Beacon Grosvenor Long/Short Fund

II.          Lead Advisory Fees

As compensation pursuant to Paragraph 5 of the Lead Investment Advisory Agreement for services rendered pursuant to such Agreement the Manager shall pay the Lead Adviser a fee, computed daily and paid monthly, at the annual rate of [ ]% of each applicable Fund’s average daily net assets.

Dated: September ___ , 2015